BlackRock Financial Institutions Series Trust
Series 1
File Number: 811-03189
CIK Number: 353281
BlackRock Summit Cash Reserves Fund
For the Period Ending: 5/31/2008

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Incorporated, for the six months ended May 31, 2008.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

09/19/2007	$1,000	Beethoven Funding Corp.	6.18%	12/05/2007
10/31/2007	600	Irish Life & Permanent	5.02	01/31/2008
12/06/2007	1000	Beethoven Funding Corp.	5.23	12/20/2007
12/19/2007	2000	Thames Asset Global Sec.	5.89	01/17/2008
01/08/2008	1834	Ebbets Funding LLC	4.70	01/09/2008
01/18/2008	2090	Ebbets Funding LLC	4.90	01/22/2008
03/04/2008	600	Lloyds TSB Bank PLC	2.97	06/03/2008
03/05/2008	1200	Thames Asset Global Sec.	3.15	05/27/2008
04/04/2008	1000	Galleon Capital LLC	3.02	05/13/2008
04/11/2008	708	Old Line Funding LLC	2.78	07/11/2008
05/12/2008	895	Tulip Funding Corp.	2.69	07/24/2008